EXHIBIT 99.1

Diversified Corporate Resources Announces Private Placement

[ 8th December 2003 ]

DALLAS, December 8th /PRNewswire-FirstCall/ -- Diversified Corporate Resources, Inc. (Amex: HIR) announces that it has entered into an agreement with B4Ventures, a Dallas-based investment fund, whereby B4 Ventures and certain of its affiliates will purchase, in a private placement, shares of a newly-issued series of voting convertible preferred stock and warrants. If consummated in its entirety, and subject to DCRI achieving certain net income thresholds for fiscal year 2004, the transaction could result in the purchase of the equivalent of approximately 2 million shares of DCRI common stock for approximately $2,250,000. It is intended that $1,650,000 of the proceeds will become available to DCRI in three installments on or before January 15, 2004. Completion of the transaction is subject to final documentation. J. Michael Moore, the Chairman and CEO of the Company, commented that "This transaction represents a turning point for DCRI as far as its return to the institutional capital markets and will strengthen the Company's balance sheet for future growth".

Diversified Corporate Resources, Inc. is a national employment services and consulting firm, servicing Fortune 500 and larger regional companies with permanent recruiting and staff augmentation in the fields of Engineering, Information Technology, Healthcare, BioPharm and Finance and Accounting. The Company currently operates a nationwide network of nine regional offices.

Statements in this Press Release that are not historical facts, including, but not limited to, projections or expectations of future financial or economic performance of the Company, and statements of our plans and objectives for future operations are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and involve a number of risks and uncertainties. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such "forward-looking" statements. Important factors (the "Cautionary Disclosures") that could result in such differences include: general economic conditions in our markets, including inflation, recession, interest rates and other economic factors; the availability of qualified personnel; our ability to successfully integrate acquisitions or joint ventures with our operations (including the ability to successfully integrate businesses that may be diverse as to their type, geographic area or customer base); the level of competition experienced by us; our ability to implement our business strategies and to manage our growth; the level of development revenues and expenses; the level of litigation expenses, and other factors that affect businesses generally. Subsequent written and oral "forward-looking" statements attributable to us, or persons acting on our behalf, are expressly qualified by the Cautionary Disclosures.